Exhibit 11

                 Statement Re Computation of Per Share Earnings

                                                 Three months       Six months
                                                        ended            ended
Primary                                          June 30,1996     June 30,1996
                                                 -------------    -------------
  Average shares outstanding                        3,513,945        3,236,017
  Net effect of dilutive stock options
       based on the treasury stock method
       using the average market price                  12,077            6,038
                                                 -------------    -------------
  Total                                             3,526,022        3,242,055
                                                 =============    =============
  Net income                                         $100,701         $248,452
                                                 =============    =============
  Per share amount                                      $0.03            $0.08
                                                 =============    =============


Fully-diluted
  Average shares outstanding                        3,513,945        3,236,017
  Net effect of dilutive stock options
       based on the treasury stock method
       using the market price at end of period         12,564            6,282
                                                 -------------    -------------
  Total                                             3,526,509        3,242,299
                                                 =============    =============
  Net income                                         $100,701         $248,452
                                                 =============    =============
  Per share amount                                      $0.03            $0.08
                                                 =============    =============